                                  LEGAL OPINION

                               The Law Offices of
                         Hamilton, Lehrer & Dargan, P.A.
                      555 South Federal Highway, Suite 270
                            Boca Raton, Florida 33432
                                 (561) 416-8956

Facsimile: (561) 416-2855

December, 27, 2000

Board of Directors
C/o David Hancock
2015 Bird Creek Terrace, Suite 101
Temple Texas 76502

Re:      Shares to be Registered on Form SB-2 (the "Shares")

Dear Mr. Hanock:

     We  have  acted  as  counsel  for  COMMUNICATE  NOW.COM  INC.,  a  Delaware corporation  (the  "Company"),  and certain of its  shareholders  (the  "Selling
Shareholders")  in connection with the  registration of the Shares  described in the  prospectus  of the Company  dated  December  22,  2000 (the  "Prospectus"), contained in the Registration Statement on Form SB-2 of the Company.

     In  connection  with this matter,  we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a)      Articles of Incorporation of the Company, as amended to date;
(b)      By-laws of the Company, as amended to date;

     Certificates from the Secretary of State of the State of Delaware, dated as of a recent  date,  stating  that the Company is duly  incorporated  and in good standing in the State of Delaware;

(d)      Share Certificates of the Company;
(e)      The Registration Statement; and
(f)      Questionnaires  completed and  signed by all  officers and directors of the Company.

     In  addition  to the  foregoing,  we have also relied as to matters of fact upon the representations made by the Company and their  representatives and upon representations made by the Selling  Shareholders.  In addition, we have assumed the genuineness of all signatures,  the authenticity of all documents  submitted to us as originals,  and the  conformity to original  documents of all documents submitted to us certified or as photostatic copies.

     Based upon and in reliance upon the  foregoing,  and after  examination  of such  corporate and other  records,  certificates  and other  documents and such matters of law as we have deemed  applicable or relevant to this opinion,  it is our opinion that the Company has been duly  incorporated and is validly existing as a  corporation  in good  standing  under the laws of the  State of  Delaware, jurisdiction of its incorporation, and has full corporate power and authority to own its  properties  and  conduct  business  as  described  in the  Registration
Statement.

     The authorized  capital stock of the Company consists of 100,000,000 shares of Common  Stock,  with a par  value of $.0001  per  share,  of which  there are outstanding  22,998,820 shares (including the Shares).  We are not authorized to issue Preferred Stock.  Proper corporate  proceedings have been taken validly to authorize such authorized  capital stock and all the outstanding  shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration  Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the
Company.

     I  hereby  consent  to  the  use  of  this  opinion  as an  exhibit  to the
Registration  Statement.  In giving this  consent,  I do not hereby admit that I come within the category of a person whose  consent is required  under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

                                             Very truly yours,

                                            /s/ Brenda Lee Hamilton
                                                Brenda Lee Hamilton, Esq.
                                                For the Firm